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                                                              Exhibit 23(a)


                        INDEPENDENT AUDITORS' CONSENT


The Board of Directors
EastGroup Properties, Inc:


We consent to the incorporation by reference in the registration statement (No. 333-29193) on Form S-3 of EastGroup Properties, Inc. of our reports dated April 28, 1998, April 28, 1998, April 30, 1998, and May 19, 1998, respectively, with respect to the December 31, 1997 historical summaries of gross income and direct operating expenses of Wal-Mart Distribution Center, World Houston 1 and 2, Estrella Distribution Center and Industry Distribution Center, respectively, which reports appear in the Form 8-K of EastGroup Properties, Inc. dated June 1, 1998.


                                                       KPMG Peat Marwick LLP


Jackson, Mississippi
June 1, 1998


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